Exhibit 99.1

The Navigators Group, Inc.
CORPORATE NEWS

                                         Forrester to Retire from Navigators’ Board

NEW YORK, NY—The Navigators Group, Inc. (NASDAQ:NAVG) today announced that W. Thomas Forrester will retire from the Board of Directors at the conclusion of his current term on May 24, 2012.

Mr. Forrester has been a director since 2006 and served as the chairman of the Company’s Audit Committee since 2008, as well as a member of the Compensation and Finance Committees. Mr. Forrester retired after 23 years with Progressive Corporation in 2007, where he held various senior financial and operating positions including Chief Financial Officer.

While subject to the Board’s annual re-election, it is anticipated that Geoffrey E. Johnson will succeed Mr. Forrester as chairman of the Audit Committee. Mr. Johnson retired after 41 years with PricewaterhouseCoopers (PwC) in 2010, where he held senior management positions in the U.K., Europe and globally, including Chief Executive Officer of PwC’s Bermuda-based professional indemnity captive insurance company. Mr. Johnson has been a member of the Board and its Audit Committee since 2011.

“We are grateful to Tom for his years of dedicated Board service,” said Stanley A. Galanski, President and Chief Executive Officer. “He has been a thoughtful and trusted advisor and consistently demonstrated his commitment to our core values of integrity, professionalism and pride and to the growth of shareholder value.”

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:

Taha Ebrahimi

Media Inquiries

(914) 933-6209

tebrahimi@navg.com

www.navg.com